SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-12


                        HUMPHREY HOSPITALITY TRUST, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    item 22(a)(2) of Schedule 14A.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                        HUMPHREY HOSPITALITY TRUST, INC.
                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on May 23, 2002
                    ----------------------------------------

         The annual meeting of the shareholders (the "Annual Meeting") of Humphrey Hospitality Trust, Inc. (the "Company") will be held at the Company's headquarters at 7170 Riverwood Drive, Columbia, Maryland 21046, on Thursday, May 23, 2002, at 10:00 a.m., local time, for the following purposes:

     1. To elect directors to serve on the Board of Directors until the annual meeting of shareholders in 2003 or until their successors have been duly elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Only shareholders of the Company of record as of the close of business on April 4, 2002 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         We enclose, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting and the nominees for election to the Board of Directors.

         In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy
Card in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy Card.


                                  By Order of the Board of Directors,

                                  /s/ GEORGE R. WHITTEMORE

                                  GEORGE R. WHITTEMORE
                                  President and Chief Executive Officer

Columbia, Maryland
April 24, 2002

                        HUMPHREY HOSPITALITY TRUST, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Humphrey Hospitality Trust, Inc. (the "Company") for use at the annual meeting of shareholders to be held on Thursday, May 23, 2002 (the "Annual Meeting") and any adjournments thereof. The mailing address of the principal executive offices of the Company is 7170 Riverwood Drive, Columbia, Maryland, 21046. This Proxy Statement and the Proxy Card, Notice of Meeting and the Company's Annual Report, all enclosed herewith, are first being mailed to the shareholders of the Company on or about April 25, 2002.

The Proxy Solicitation

         There are two parts to this solicitation: the Proxy Card and this Proxy Statement. The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This Proxy Statement provides you with various items of information that you may find useful in determining how to vote.

         The solicitation of proxies is being made by the Company primarily through the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations, which may be made by mail, telephone, telegraph or personally by officers of the Company, will be borne by the Company. The shareholder giving the proxy has the power to revoke it by delivering written notice of such revocation to the Secretary of the Company before or at the Annual Meeting or by attending the meeting and voting in person. The proxy will be voted as specified by the shareholder in the space provided on the Proxy Card, or if no specification is made, it will be voted "for" the seven nominees for directors. In voting by proxy in regard to the election of the directors to serve until the 2003 annual meeting of shareholders, or until their successors are duly elected and qualified, shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to a specific nominee. Shareholders may not abstain with respect to the election of directors.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

         Each outstanding share of the Company's Common Stock, $.01 par value per share (the "Common Stock"), is entitled to one vote. Cumulative voting is not permitted. Only shareholders of record at the close of business on April 4, 2002 will be entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments of the meeting. At the close of business on April 4, 2002, the Company had 11,318,116 shares of Common Stock outstanding.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under United States securities laws, the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, are required to report their ownership of the Common Stock and any changes in ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file such reports by those due dates during the 2001 fiscal year.

         Based solely upon its review of the reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors and executive officers, and owners of more than 10% of the Common Stock during 2001.

                     OWNERSHIP OF THE COMPANY'S COMMON STOCK
                   BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock by (1) each person known to the Company to be the beneficial owner of more than five percent (5%) of our capital stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act), (2) each director, (3) each executive officer of the Company and (4) all directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds plus the number of shares of Common Stock that are issuable upon redemption of units of limited partnership interest ("Units") in Humphrey Hospitality Limited Partnership ("HHLP") held by that person. The Units may be tendered for redemption by the holder. In such event, the Units are redeemable for cash, or, at our option, shares of our Common Stock on a one-for-one basis.

                                                     Amount and Nature
Name of Beneficial                                       of Beneficial                  Percent of
       Owner                                              Ownership                         Class (7)
---------------------------                          ------------------                 ---------
Mark H. Tallman                                          1,101,342   (1)                   9.12%
P. O. Box 4397
Lincoln, NE  68504

George R. Whittemore                                        94,051   (2)                       *

James I. Humphrey, Jr.                                     736,513   (3)                    6.1%

Paul J. Schulte                                            916,171   (4)                   7.59%

Steve H. Borgmann                                          880,386   (5)                   7.29%

Jeffrey M. Zwerdling                                       117,370   (6)                       *

Loren Steele                                                13,650                             *

Joseph Caggiano                                             26,000                             *

All directors and executive officers as a group
(7 persons)                                              2,784,141                        23.07%
---------------

* Represents less than 1% of the outstanding shares of Common Stock.

(1) Based solely on information contained in Schedule 13G dated March 27, 2002 filed with the SEC on March 28, 2002.

(2) Includes 3,476 shares owned by Mr. Whittemore's wife and 500 shares that Mr. Whittemore has gifted to one of his children.

(3) Includes 708,798 shares of Common Stock issuable to Mr. Humphrey directly upon redemption of his Units and 27,715 shares issuable to Humphrey
     Hospitality Management, Inc. upon redemption of its Units. Mr. Humphrey owns all of the outstanding stock of Humphrey Hospitality Management, Inc.

(4) Includes 29,500 shares of Common Stock owned by Mr. Schulte's wife. Also reflects his 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock.

(5) Reflects Mr. Borgmann's 33.3% ownership interest in Supertel, Inc., which holds 146,266 shares of Common Stock and his 30% ownership interest in Creston Super 8 Motel, Inc., which holds 196,856 shares of Common Stock.

(6) Includes 39,625 shares of Common Stock held in various accounts of which Mr. Zwerdling serves as trustee or over which he has complete trading authorization (these positions are revocable).

(7) The total number of shares outstanding used to calculate the percentage ownership includes all shares described in footnotes (2)-(6) and assumes that any outstanding Units redeemable within 60 days are redeemed for shares of Common Stock.


ITEM 1.    ELECTION OF DIRECTORS

Required Vote

         Under Virginia law and the Company's Articles of Incorporation and Bylaws, a majority of the outstanding shares entitled to vote must be present in person or by proxy at the Annual Meeting to constitute a quorum.

         No specific provisions of Virginia law, the Company's Articles of Incorporation or the Company's Bylaws address abstentions or broker non-votes. Brokers holding shares for beneficial owners ("Broker Shares") must vote those shares according to the specific instructions they receive from the owners. If you do not return your proxy or do not give your broker specific instructions, your broker may either (i) vote Broker Shares on routine matters, such as the election of directors, or (ii) leave Broker Shares unvoted. Broker Shares that are not voted will not be included in determining whether a quorum is present.

Nominees for Directors

         The shareholders elect each of the Company's directors at each annual meeting for a term of one year, or until their respective successors are duly elected and qualified. The Board of Directors currently has set the number of directors constituting the Board of Directors at seven, all of whom will be elected at the Annual Meeting. The seven nominees are all currently directors of the Company and four are independent directors. Independent directors are directors who are not also employees or executive officers of the Company.

         The Company does not have a nominating committee, rather the entire Board of Directors chooses the director nominees.

         Each of the nominees is currently a director and has served continuously since the year he or she joined the Board. If any nominee becomes unavailable or unwilling to serve as a director for any reason, the person named as proxy on the Proxy Card is expected to consult with management of the Company in voting the shares represented by the proxies. The Board of Directors has no reason to doubt the availability of the nominees, and all have indicated their willingness to serve as a director of the Company if elected.

         We provide below some background information on the three directors who are also officers of the Company, followed by information regarding the four independent directors.

         George R. Whittemore, Director, President, Chief Executive Officer and Treasurer. Mr. Whittemore has served as a director of the Company since November 1994. Mr. Whittemore, age 52, was appointed to his current offices with the Company effective November 1, 2001. Mr. Whittemore served as Senior Vice President of Anderson & Strudwick, Incorporated, a brokerage firm based in Richmond, Virginia, from October 1996 until October 2001. Anderson & Strudwick served as underwriter for the Company's public stock offerings. He served as a director and the President and Managing Officer of Pioneer Federal Savings Bank and its parent, Pioneer Financial Corporation, from September 1982 until August 1994, when these institutions were acquired by a merger with Signet Banking Corporation. Mr. Whittemore was appointed President of Mills Value Adviser, Inc., a registered investment advisor, in April 1996.

         Paul J. Schulte, Director and Chairman of the Board. Mr. Schulte joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Schulte, age 68, was a founder, director and President of Supertel Hospitality, Inc. ("Supertel") and serves as the President of Supertel Hospitality Management, Inc, a wholly owned subsidiary of the Company's management company. Prior to the merger, he had been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978.

Committee:  Investment

         James I. Humphrey, Jr., Director and Secretary. Mr. Humphrey has served continuously as a director of the Company since November 1994. Until the merger of Supertel and the Company, Mr. Humphrey also served as the Chairman of the Board and Chief Executive Officer of the Company. Mr. Humphrey, age 60, is President and sole shareholder of Humphrey Associates, Inc., and has held that position since 1978. Humphrey Associates, Inc. is a full-service real estate corporation. Mr. Humphrey also served as President of Humphrey Hotels, Inc. from 1989 to 1994. Mr. Humphrey is the Chairman, President and Chief Executive Officer of Humphrey Hospitality Management, Inc. ("HHM"), the former lessee and current manager of the Company's hotels and is its sole shareholder. He currently serves on the Credit Assurance Review Committee of the Maryland Housing Fund and has served on the Governor's Housing Task Force in Maryland, the Maryland Housing Policy Commission and the Maryland International Division Private Sector Advisory Council. Mr. Humphrey is a graduate of the University of Maryland and obtained an M.B.A. degree from Loyola College.

Committee:  Investment

         Steve H. Borgmann, Director. Mr. Borgmann joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Borgmann, age 56, was a founder, director and the Executive Vice President of Supertel. Prior to the merger, Mr. Borgmann had been involved in acquiring, developing, owning, managing and operating economy motels for Supertel or its predecessors since 1978. He received a Bachelor of Science degree from the University of Nebraska - Lincoln.

Committee:  Investment

         Jeffrey M. Zwerdling, Esq., Director. Mr. Zwerdling has served as a director of the Company since November 1996. Mr. Zwerdling, age 57, is Managing Partner at the law firm of Zwerdling, Oppleman and Uvanni in Richmond, Virginia. Mr. Zwerdling is a general practice attorney with an emphasis in commercial real estate, corporate law and general litigation. He is currently President and a director of The Corporate Center, owner of a 225,000 square foot office park complex located in Richmond, Virginia. Mr. Zwerdling is a graduate of Virginia Commonwealth University and obtained his J.D. degree from William & Mary Law School.

Committee:  Audit

         Loren Steele, Director. Mr. Steele joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Steele, age 61, is Vice Chairman and Chief Executive Officer of The Rivett Group, L.L.C., an owner and operator of motel properties based out of Aberdeen, South Dakota. He is past Chairman of the International Franchise Association.

From 1988 through April 1993, Mr. Steele was Vice Chairman and Chief Executive Officer of Super 8 Enterprises Motel System, Inc., the franchisor of Super 8 Motels. He served as a director of Supertel from February 1994 to October 1999.

Committee:  Investment, Audit

         Joseph Caggiano, Director. Mr. Caggiano joined the Company's Board in October 1999, upon consummation of the merger between Supertel and the Company. Mr. Caggiano, age 76, retired, served as Vice Chairman Emeritus of Bozell, Jacobs, Kenyon & Eckhardt, Inc., an advertising and public relations firm, from 1991 through December 31, 1998. From 1974 to 1991, Mr. Caggiano served as Chief Financial Officer and Vice Chairman of the Board of Bozell & Jacobs, an advertising and public relations firm. Mr. Caggiano is also a director of First Omaha Funds. He served as a director of Supertel from February 1994 to October 1999.

Committee:  Audit

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                           "FOR" EACH OF THE NOMINEES

Board of Directors

         The business of the Company is under the general management of its Board of Directors as provided by the Company's Bylaws and the laws of the Commonwealth of Virginia, the Company's state of incorporation. The Company's Bylaws provide that a majority of members of the Board of Directors must be independent directors. There are presently seven directors, including four independent directors. The Board of Directors held 5 meetings in 2001.

         The Company has an Investment Committee and an Audit Committee of its Board of Directors. The Company may, from time to time, form other committees as circumstances warrant. Such committees have the authority and responsibility delegated to them by the Board of Directors.

Investment Committee

         The Investment Committee currently consists of Messrs. Schulte, Humphrey, Borgmann and Steele. The Investment Committee reviews potential hotel acquisitions, visits the sites of proposed hotel acquisitions and makes recommendations to the Board of Directors with respect to proposed acquisitions. Any acquisition, investment or purchase of property involving a total purchase price of $3 million or more requires the approval of the Board of Directors, and any transaction or series of related transactions involving less than such amount may be effected by the Chief Executive Officer of the Company, or his designee, without Board approval. The Investment Committee held no meetings in 2001.

Audit Committee

         The Audit Committee currently consists of Messrs. Zwerdling (Chairman), Steele, and Caggiano. All members of the Audit Committee are "independent" within the meaning of the Nasdaq Stock Market standards. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held three meetings during 2001. The Audit Committee's report is included on page 13.

                              DIRECTOR COMPENSATION

         Each director receives $20,000 per year for serving as a director.

                         EXECUTIVE OFFICER COMPENSATION

         In July 2001, the Company announced that it had commenced initiatives to appoint a senior management team to oversee its operations. The day-to-day operations of the Company had been conducted by HHM under the Financial and Administrative Services Agreement. Effective November 1, 2001, Mr. Whittemore, a director of the Company since 1994, was appointed as the Company's President, Chief Executive Officer and Treasurer. Accordingly, the Company began compensating Mr. Whittemore for his services upon commencement of his tenure effective November 1, 2001. Prior to November 2001, no executive received compensation other than the compensation paid to them as directors. Currently, Mr. Whittemore is the only executive receiving compensation in addition to the compensation paid to him as director.

                                          2001 Compensation
                                  -----------------------------------   2001 All Other
Name and Principal Position          Salary(1)      Director's Fee     Compensation (2)
--------------------------------  ----------------------------------- -------------------
George R. Whittemore               $ 24,630         $ 20,000           $ 5,125
   President, Chief Executive
   Officer, Treasurer, Director

(1) Represents compensation received during the period from November 1, 2001 to December 31, 2001.

(2) Represents cost of temporary housing and the Company's share of health insurance premiums paid to Mr. Whittemore for coverage under a COBRA plan. This compensation is for the period from November 1, 2001 through December 31, 2002.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Mr. Humphrey

         The Company and its subsidiaries have entered into a number of transactions with Mr. Humphrey and his affiliates. Mr. Humphrey is the sole shareholder of HHM, the former lessee (the "Lessee") and the current manager of the Company's hotels (the "Hotels").

         In March 2001, the Company announced that it was advised by the Lessee that the Lessee had incurred, and expected to continue to incur, losses from the leasing and operation of the Hotels. The Lessee cited several adverse factors giving rise to the continued losses and requested relief from the Company in the form of substantial reductions in the rent paid to the Company under the leases. In the absence of such relief, the Lessee indicated that it would be unable to continue to lease and operate the Hotels.

         In March 2001, the Company's Board of Directors formed a committee of independent directors and engaged an outside financial advisor to evaluate the information it had received from the Lessee and to explore alternatives available to the Company.

         In July 2001, the Company announced that the committee of independent directors had completed a review of strategic alternatives, and had approved, among other things, the sale of 11 non-strategic hotels (the "Sale Hotels") and the formation of a taxable REIT subsidiary of the Company ("TRS"). Under the Federal REIT Modernization Act (RMA), which became effective January 1, 2001, the Company is permitted to lease its hotels to one or more wholly owned taxable REIT subsidiaries. The Company has formed a wholly owned TRS (the "TRS Lessee") in accordance with the RMA. Under the RMA, the TRS Lessee is required to enter into management agreements with an "eligible independent contractor" who will manage hotels leased by the TRS Lessee. Effective December 31, 2001, the Company entered into a lease termination agreement (the "Termination Agreement") with HHM, pursuant to which, among other things, the parties terminated the existing leases between the Company, as lessor, and HHM, as lessee. Effective January 1, 2002, (i) the Company, as lessor, and the TRS Lessee, as lessee, entered into new leases, and (ii) the TRS Lessee entered into a new management agreement (the "Management Agreement") with HHM as to the Hotels owned by the Company and now leased to the TRS Lessee, pursuant to which HHM will operate all of the Hotels.

         Leases and Right of First Opportunity. During 2001, the Company's subsidiaries and HHM were parties to percentage leases with respect to each Hotel owned by the Company, with the exception of the Sale Hotels, for which the percentage leases were terminated effective June 1, 2001 and subsequently operated under a management agreement with HHM. Each lease had a non-cancelable initial term of ten years, with a renewable term for an additional term of five years at HHM's option, subject to earlier termination upon the occurrence of defaults thereunder and certain other events described therein. Pursuant to the terms of the percentage leases, HHM was required to pay base rent and percentage rent on the revenue of the Hotels and certain other additional charges and was entitled to all profits from the operations of the hotels after the payment of rent, operating and other expenses. The Company and its subsidiaries, and HHM and its subsidiaries, amended the lease agreements for the period October 1, 2001 through December 31, 2001 to provide for reduced rent in the amount of 15.9% of Hotel revenues for that period. For the period January 1, 2001 through December 31, 2001, HHM paid the Company an aggregate of approximately
$22,883,000 in rent under the Hotel leases. For the year ended December 31, 2001, HHM reported net earnings of approximately $928,000. HHM had been granted a right of first opportunity to lease and manage hotels acquired or developed by the Company. The leases and right of first opportunity were terminated, pursuant to the Termination Agreement described below.

         Termination Agreement. Pursuant to the Termination Agreement, which became effective December 31, 2001, the Company and HHM agreed to the following:

     o The termination of the existing Percentage Leases between the Company, as lessor, and HHM as lessee, effective December 31, 2001, subsequent to which the TRS Lessee and HHM entered into the Management Agreement effective January 1, 2002.

     o The termination of other ancillary agreements between the Company and HHM, effective December 31, 2001, including the existing Financial and Administrative Services Agreement pursuant to which HHM provided administrative services to the Company. Effective January 1, 2002, the Company and HHM entered into a new Administrative Services Agreement, described below.

     o The Company's payment to HHM of a $400,000 termination fee recognized as a nonrecurring expense in the fourth quarter of 2001.

     o The TRS Lessee's January 1, 2002 purchase of accounts receivable aggregating approximately $781,000 from HHM in exchange for a note for the same amount from the TRS Lessee to HHM due April 1, 2002. HHM agreed to re-purchase any uncollected accounts receivable from the TRS Lessee on April 1, 2002. HHM has also agreed to extend the due date of the note through December 31, 2002.

         Management Agreement. The Management Agreement covers all of the Company's Hotels. As previously disclosed, the Percentage Leases on the Sale Hotels were terminated as of June 1, 2001. Since then, the Sale Hotels have been operated by HHM under a management contract. As of December 31, 2001, one of the Sale Hotels has been sold.

     o The Management Agreement expires on September 30, 2005, subject to earlier termination by the TRS Lessee as to one or more Hotels upon
          (i) sale of a Hotel, (ii) failure of HHM to achieve at least 85% of the budgeted hotel net operating income for a Hotel (subject to HHM's right to avoid termination by paying to the TRS Lessee an amount sufficient to reach 85% of budgeted hotel net operating income), (iii) termination of a franchise agreement as a result of HHM's failure to satisfy its obligations under the Management Agreement, and (iv) failure of HHM to achieve 85% of the budgeted hotel net operating income in two consecutive years regardless of whether HHM has supplemented net operating income as described in (ii) above. No termination fee is payable to HHM if the Management Agreement is terminated pursuant to (ii), (iii) or (iv) above.

     o Upon the Company's sale of a Hotel prior to September 30, 2003 and termination of the Management Agreement with respect thereto, the TRS Lessee will pay to HHM a termination fee equal to 33-1/3% of the base management fee and incentive fee, if any, for the most recent 12-month period ended prior to the date of termination. No termination fee is payable upon termination of the Management Agreement upon sale of a Hotel after September 30, 2003 or upon the sale of a Sale Hotel at any time. Upon termination of the Management Agreement upon a change in control of the Company, the TRS Lessee will pay HHM a termination fee equal to 50% of the base management fee and incentive fee, if any, for the most recent 12-month period ended prior to the date of termination.

     o With respect to the Sale Hotels the following fees are payable by the TRS Lessee to HHM: (a) prior to March 31, 2002, a base management fee equal to 5% of gross hotel income (as defined in the Management Agreement) plus a potential incentive fee (as defined in the Management Agreement), and (b) effective April 1, 2002 through the end of the term, (i) a base management fee equal to 5% of gross hotel income, plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee (as described below). For the year ended December 31, 2001, the Company paid HHM an aggregate of approximately $266,000 in management fees with respect to the Sale Hotels.

     o With respect to the Company's remaining 81 Hotels, for the period prior to March 31, 2002, the following fees are payable by the TRS Lessee to HHM: (i) a base management fee equal to 6% of gross hotel income, plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee. Effective April 1, 2002 until the end of the term, the management fee shall be as follows: (i) a base management fee equal to 5% of gross hotel income, plus (ii) an accounting fee equal to 1/2% of gross hotel income, plus
          (iii) a director of operations fee equal to 1/2% of gross hotel income, plus (iv) a potential incentive fee. In addition to the above fees, effective January 1, 2002, the Company will reimburse HHM up to an aggregate of (A) $300,000 per fiscal year for HHM's reasonable documented out-of-pocket and compensation expenses for HHM's employees who oversee sales and marketing activity on behalf of the Hotels and
          (B) $150,000 per fiscal year for payroll processing services.

     o In addition to the base management fee, accounting fee and director of operations fee described above, HHM shall be entitled to an incentive fee equal to 20% of the amount by which annual aggregate hotel level net operating income (as defined in the Management Agreement) for all the Hotels for each twelve month period ending September 30, beginning with the twelve month period ending September 30, 2002, exceeds $33,024,395, which was the aggregate hotel level net operating income (as defined in the Management Agreement) for all the Company's hotels for the twelve month period ended September 30, 2001 (which base amount is subject to adjustment for future purchases and sales of hotels).

     o The Management Agreement generally provides for HHM to operate and manage the Hotels and perform all property management, financial accounting, reporting, marketing and other operational services and to pay all operating expenses on behalf of the TRS Lessee with respect to the hotels. Under the Management Agreement, the TRS Lessee has the right to approve annual operating budgets and capital budgets for the Hotels.

         Administrative Services Agreement. For the year ended December 31, 2001, the Company paid HHM an aggregate of approximately $1,017,000 in administrative fees pursuant to the former Financial and Administrative Services Agreement. The new Administrative Services Agreement, effective January 1, 2002 and expiring on September 30, 2003, provides for:

     o A reduction in the monthly administrative fee paid by the Company to HHM from the previous monthly fee of $87,500 to a new monthly fee of $70,833 (effective retroactive to November 1, 2001). The administrative services and the monthly administrative fee may be terminated by the Company at any time upon thirty days notice to HHM.

     o A construction management fee payable by the Company to HHM equal to 9% of the actual documented third party costs for the development, construction, alteration or capital improvement projects resulting in capitalized additions to fixed assets at the Hotels managed by HHM. In addition, the Company will reimburse HHM for actual documented salary, benefits and travel expenses of HHM's employees directly related to providing construction services, but in no event to exceed $150,000 in any fiscal year.

         Franchise Agreements. In connection with the new TRS structure, the Company expects to arrange for the transfer, over time, of the hotel franchise licenses from HHM to the TRS Lessee. During 2001, HHM paid franchise fees to franchisors of the Hotels in the aggregate amount of approximately $4,188,000.

         Guaranties by Mr. Humphrey. At December 31, 2001, Mr. Humphrey guaranteed the payment of interest and principal on $2 million of the Company's outstanding long-term debt. The debt is secured by 15 of the Hotels. The Company has agreed to indemnify Mr. Humphrey with respect to such guaranty.

         Non-Competition Clause. Pursuant to the Termination Agreement, HHM will not operate, lease or otherwise have an interest, directly or indirectly, in any hotel within a five mile radius of any of the Hotels during the 5 year term in which the Management Agreement in force. This restriction may be waived by the Company at its sole and absolute discretion.

         Option Agreement. Pursuant to an Option Agreement among Mr. Humphrey, Humphrey Associates, Inc. and the Company, the Company will have an option to acquire any hotels acquired or developed by Mr. Humphrey or any affiliate of Mr. Humphrey. At any time during 12 months after a hotel is acquired by, or after the opening of a hotel developed by Mr. Humphrey or any affiliate of Mr. Humphrey, the Company may purchase the applicable hotel under the option for a price equal to the fair market value of the hotel, as determined by independent third-party appraisal, but in no event less than the sum of the following:

     o    acquisition or development costs paid to unaffiliated third parties,

     o    capitalized interest expense,

     o the amount of equity investment in the hotel, including the cash investment or advances of Mr. Humphrey and his affiliates, if any (to the extent not described above), and

     o a cumulative, non-compounded return on the equity investment not to exceed the prime rate, as reported by The Wall Street Journal, Eastern Edition, plus five percent (less any net cash flow received by Mr. Humphrey or his affiliates with respect to such equity investment).

         The Company currently anticipates that any such acquired or developed hotel will have achieved stabilized operating revenue before the Company would consider purchasing such hotel from Mr. Humphrey or his affiliates. All transactions to acquire additional properties and any and all transactions between the Company and its affiliates and Mr. Humphrey or his affiliates must be approved by a majority of the Company's directors, including a majority of its independent directors. In addition, the Option Agreement provides that in the event HHLP acquires a hotel from Mr. Humphrey or any of his affiliates in connection with the Company's issuance of additional securities, Mr. Humphrey or the affiliates shall have the option to receive part or all of the purchase price for such property in additional Units, provided that his and the affiliates' interests in the HHLP shall not exceed 28.54% of the total limited partnership interest in the HHLP. In addition, Mr. Humphrey has agreed that neither he nor any of his affiliates will receive any brokerage commissions or other fees with respect to any hotels purchased by the Company from Mr. Humphrey or his affiliates.

         Office Lease. HHM, through its wholly-owned subsidiary, Supertel Hospitality Management, Inc., leases an office building in Norfolk, Nebraska from the Company at a current annual rental rate of approximately $105,000. The lease provides for annual rent increases of 2.5%.

Relationships Between the Company and Messrs. Schulte and Borgmann

         Guaranties by Messrs. Schulte and Borgmann. At December 31, 2001, Messrs. Schulte and Borgmann guaranteed the payment of interest and principal on $5 million of the Company's outstanding long-term debt. The debt is secured by 10 of the Hotels. The Company has agreed to indemnify Messrs. Schulte and Borgmann with respect to such guaranties.

         Non-Competition Agreement. Mr. Schulte and Mr. Borgmann have also entered into Non-Competition Agreements with the Company. Pursuant to those agreements, while Mr. Schulte or Mr. Borgmann is an officer or director of the Company or has any ownership interest in the Company, and for five years thereafter, neither he nor his affiliates will acquire, develop, own, operate, manage or have any interest in any hotel that is within 20 miles of a hotel in which the Company or the Company's partnerships have invested. The 20-mile prohibition may be waived by the Company's independent directors if they determine that such development, ownership, management or operation will not have a material adverse effect on the operations of one or more of the hotels in which the Company has invested. In addition, Mr. Schulte and Mr. Borgmann have agreed that neither they nor any of their affiliates will receive any brokerage commissions or other fees with respect to hotels purchased by the Company.

                                PERFORMANCE GRAPH

         The following graph compares the change in the Company's total shareholder return on shares of the Common Stock for the period December 31, 1996 through December 31, 2001 with the changes in the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 per share of the Common Stock and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of publicly traded REITs that focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.

                                    [GRAPH]

                                                                    Period Ending
                                        -----------------------------------------------------------------------
Index                                       12/31/96   12/31/97    12/31/98    12/31/99    12/31/00   12/31/01
---------------------------------------------------------------------------------------------------------------
Humphrey Hospitality Trust, Inc.              100.00     145.80      122.99      112.67      115.08      49.65
S&P 500                                       100.00     133.37      171.44      207.52      188.62     166.22
SNL Hotel REITs                               100.00     131.11       64.82       50.35       72.03      67.35

                             AUDIT COMMITTEE REPORT

         The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

         The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG LLP ("KPMG"), the Company's independent accountants for the fiscal year ended December 31, 2001.

         Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

         The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards).

         The Audit Committee has also received the written disclosures and the letter from KPMG relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG that firm's independence from the Company.

         The Audit Committee reviewed the aggregate fees billed by KPMG for professional services rendered during the fiscal year ended December 31, 2001. During the 2001 fiscal year, KPMG billed the following amounts to the Company:

  Fee Type:                                                        Fees Billed:
  ---------                                                      --------------
  Audit Fees                                                         $  84,000
  Financial Information Systems Design and Implementation Fees               -
  All Other Fees                                                         2,800
                                                                 --------------
      Total 2001 Fiscal Year Fees                                     $ 86,800
                                                                 ==============

         The Audit Committee has determined that the provision of the non-audit services performed by KPMG during the 2001 fiscal year is compatible with maintaining KPMG's independence from the Company.

         Based upon the Audit Committee's discussions with management and KPMG and the Audit Committee's review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

         On April 1, 2002, the Audit Committee agreed to engage KPMG to serve as the Company's principal audit firm for the year ending December 31, 2002 and to perform the related review of the Company's financial statements to be included in the Company's quarterly reports on Form 10-Q.

                                      THE AUDIT COMMITTEE

                                      Jeffrey M. Zwerdling, Chairman
                                      Joseph Caggiano
                                      Loren Steele

April 1, 2002

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         On April 20, 2001, the Company selected KPMG LLP ("KPMG") to serve as the Company's new principal audit firm for the year ending December 31, 2001, and, accordingly, dismissed Reznick, Fedder & Silverman ("Reznick"), the Company's independent public accountants for the year ended December 31, 2000. KPMG also reviews the Company's quarterly interim financial information. The decision to engage KPMG and dismiss Reznick was approved by the Audit Committee of the Board of Directors on January 11, 2001.

         Reznick's reports on the Company's consolidated financial statements for the fiscal years ended December 31, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion or a modification or qualification as to uncertainty, audit scope or accounting principles. During the Company's fiscal years ended December 31, 2000, and 1999, and for the period from December 31, 2000, through April 20, 2001, there was no disagreement with Reznick on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Reznick, would have caused Reznick to make reference to the subject matter of the disagreements in connection with its reports. There were no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)) during the Company's fiscal years ended December 31, 2000, and 1999, and for the period December 31, 2000, through April 20, 2001.

         KPMG previously acted as the principal audit firm for Supertel which merged with the Company on October 26, 1999. In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations," Supertel was considered the acquiring enterprise for financial reporting purposes.

         Prior to April 20, 2001, the Company did not consult with KPMG regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered by KPMG or (iii) any matter that was the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)). The Company has requested that Reznick and KPMG review the above statements and has provided Reznick and KPMG with the opportunity to furnish the Company with a letter containing any new information with respect to, clarification of, or disagreements with, the above statements.

         The Company has selected KPMG to serve as the Company's principal accountant for the current fiscal year. Representatives of Reznick and KPMG are not expected to be present at the Annual Meeting.

                         SHAREHOLDER PROPOSALS FOR 2003

         The Board of Directors will make provisions for the presentation of appropriate proposals by shareholders at the 2003 annual meeting of shareholders of the Company, provided that such proposals are submitted by eligible shareholders who have complied with the Company's Bylaws and the relevant regulations of the SEC. Shareholder proposals intended to be submitted for presentation at the 2003 annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices on or before December 24, 2002 for inclusion in the Company's proxy statement and the form of proxy relating to such annual meeting.

                                  OTHER MATTERS

         As of the date of this proxy statement, management knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

         The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Annual Meeting, upon written request to the attention of Investor Relations at 7170 Riverwood Drive, Columbia, Maryland 21046 telephone
(443) 259-4900, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and financial statement schedules filed by the Company with the SEC.

                                    By Order of the Board of Directors,

                                    /s/ George R. Whittemore

                                    George R. Whittemore
                                    President and Chief Executive Officer


April 24, 2002

PROXY
                       HUMPHREY HOSPITALITY TRUST, INC.
                   7170 Riverwood Drive, Columbia, MD 21046
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints George R. Whittemore as proxy with the power to appoint such person's substitute, and hereby authorizes him to vote, as designated below, all the shares of common stock of Humphrey Hospitality Trust, Inc. held of record by the undersigned on April 4, 2002, at the annual meeting of shareholders to be held on May 23, 2002 or any adjournment thereof.

(1)  Election of Directors
     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

 [ ] FOR all nominees listed: Paul J. Schulte; James I. Humphrey, Jr.; Steve H.
     Borgmann; Jeffrey Zwerdling; George R. Whittemore; Loren Steele;
     Joseph Caggiano

 [ ] WITHHOLD AUTHORITY to vote for all nominees.

(2) IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

DATED: _______________ , 2002

Please sign exactly as name appears in left. When shares are held by joint tenants, both should sign. If signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        ---------------------------------------
                                         Signature

                                        ---------------------------------------
                                         Signature (if held jointly)


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.